SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2002

APPLIED MICROSYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	0-26778 (Commission File Number)	91-1074996 (I.R.S. Employer) Identification No.)

5020 148th Avenue NE
Redmond, Washington 98052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 882-2000

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements And Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 2.1
EXHIBIT 99.1

Item 2. Acquisition or Disposition of Assets.

     On September 3, 2002, Applied Microsystems Corporation (“Applied”) announced that it had entered into an Asset Purchase Agreement (the “Purchase Agreement”) dated as of September 3, 2002, by and between Applied and Metrowerks Corporation (“Metrowerks”), a Texas corporation and wholly owned subsidiary of Motorola, Inc. Pursuant to the Purchase Agreement, as more fully described in the press release which is attached as Exhibit 99.1 hereto, Applied agreed to sell, and Metrowerks agreed to purchase, substantially all of Applied’s assets relating to its (i) hardware-enhanced software tools for the design and debugging of embedded systems, (ii) software analysis tools for application software verification, analysis and testing, and (iii) game development tools allowing game developers to optimize games for video gaming consoles. In addition, Metrowerks will assume certain customer support and warranty obligations. Excluded from the sale were the assets and operations of Applied’s Libra Networks division, which was formed following Applied’s May 2002 acquisition of REBA Technologies, Inc. The purchase price to be paid to Applied for the assets was derived by arms-length negotiations with Metrowerks and will be an aggregate of approximately $3.7 to $3.9 million in cash to be paid upon closing of the sale, except for $500,000 that will be held back for one year to secure indemnification obligations. Other than in the ordinary course of business, there is no material relationship between Metrowerks and Applied or any of its directors or officers. The Purchase Agreement has been approved by the Board of Directors of Applied and is subject to various closing conditions including Applied shareholder approval. The foregoing summary of the Purchase Agreement and the asset sale is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Exhibit 2.1 hereto.

Item 7. Financial Statements And Exhibits.

     (c)  Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and a wholly owned subsidiary of Motorola, Inc., and Applied Microsystems Corporation, a Washington corporation

99.1	Press Release of Applied Microsystems Corporation dated September 3, 2002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Microsystems Corporation

September 4, 2002	By:	/s/ Robert C. Bateman

Robert C. Bateman Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and a wholly owned subsidiary of Motorola, Inc., and Applied Microsystems Corporation, a Washington corporation

99.1	Press Release of Applied Microsystems Corporation dated September 3, 2002